UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 13, 2009

BEKEM METALS, INC.
(Exact name of registrant as specified in its charter)

Utah	000-50218	87-0669131
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

170 Tchaikovsky Street, 4 th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050000
(Zip code)

+7 (3272) 582 386
Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On February 13, 2009 the Company executed a Memorandum of Understanding for the purchase and sale of 100% of the charter capital of Kaznickel LLP, dated February 11, 2008, between the Company and Ertis Ferronickel Works LLP (the “Memorandum”).

Subject to the execution of a definitive agreement, Ertis has agreed to acquire 100% of the outstanding charter capital of Kaznickel LLP, one of the Company’s wholly-owned subsidiaries, for 91,900 Kazakh tenge (approximately $630 U.S. dollars) and for repayment of $5,000,000 U.S. dollars worth of loans owed to Bekem Metals by Kaznickel LLP.

Execution of a definitive agreement is subject to negotiation, due diligence investigation and approval of the transaction by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Authorized Body”).

The Memorandum provides for an initial payment of $500,000 U.S. dollars within five days of the signing of the Memorandum, with the balance of the payment to occur within 20 days after the execution of a definitive agreement.

The Memorandum may be terminated in the event that:

•	Ertis is not satisfied with the outcome of its due diligence investigation;
•	Ertis fails to make the initial $500,000 U.S. dollar payment;
•	the Authorized Body does not approve the transaction; or
•	the parties are unable to negotiate the terms of a definitive agreement within five working days of receipt of the Authorized Body’s approval of the transaction.

This description of the Memorandum is only a summary of that agreement and is qualified in its entirety by reference to the terms of the Memorandum, a copy of which is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Memorandum of Understanding for the purchase and sale of 100% of the charter capital of Kaznickel LLP, dated February 11, 2008, between the Company and Ertis Ferronickel Works LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEKEM METALS, INC.

Date: February 17, 2009	/s/ Yermek Kudabayev
Yermek Kudabayev, Chief Executive Officer

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